EXHIBIT 99.1


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SYNERGY RESOURCES CORPORATION PROVIDES AN OPERATIONS UPDATE, AND UPDATES FISCAL
SECOND QUARTER PRODUCTION GUIDANCE

PLATTEVILLE, CO -- (Marketwired) -- 01/20/15 -- Synergy Resources Corporation (NYSE MKT: SYRG) ("Synergy" or the "Company"), a U.S. oil and gas exploration and production company with operations focused in the Greater Wattenberg Area in the D-J Basin, announces that it has entered into a day rate drilling contract with Ensign Drilling Company of North America (Ensign). Ensign is preparing to spud the first of eleven wells at the Company's Cannon prospect, which includes six Codell wells and five Niobrara wells. On the six Codell wells, the Company plans on utilizing sliding sleeves and slickwater frac for the completions and estimates total drilling and completion (D&C) costs are to be $3.3 million per well. For the five Niobrara wells, the Company plans on completing the wells using sliding sleeves and hybrid gels frac and estimates the D&C costs to be $3.5 million per well. If during drilling it becomes necessary to use a plug and perf completion design instead of sliding sleeves, the D&C costs would increase by approximately $300,000 per well. All eleven Cannon wells are permitted to be standard length laterals with an average of 22 frac stages per well.

Operations Update

Drilling operations at the Company's Weis pad were successfully completed on January 17, 2015. This brings the total to twenty nine wells that have been drilled but not yet completed. The Company determined that with the recent decline in drilling costs and the recently revised completion design, it would be economic to move forward with drilling its Cannon prospect. Importantly, the Company maintains a 100% working interest in the Cannon prospect and the pad is located in the western area of the Company's acreage position where line pressures have been lower, which is conducive to more efficient production.

The Company anticipates drilling operations on the Cannon pad will be concluded by late May or early June. The timing of the completions for the eleven Cannon wells, and the other aforementioned twenty nine wells, remains at the Company's discretion pending market conditions. This timing may impact total D&C costs as the Company continues to work to negotiate lower completion costs.

The importance of pad location has increased over the last several months as midstream infrastructure challenges and winter weather have continued to impact production. Weather has impacted production sporadically during the fiscal second quarter as the area experienced several severe cold snaps, most notably in late December and early January. More significantly, midstream processing constraints in the northern area of our acreage have continued to restrict production.

High line pressures have significantly impacted our vertical wells resulting in a reduction in the Company's daily vertical production over the past several weeks. Additionally, the recently completed Weld 152 and Kelly Farms pads in the northern portion of the Wattenberg Field have experienced line pressures over 400 psi and the horizontal wells are only producing intermittently, thus reducing current daily horizontal production by 700-900 BOE.

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The  Company's   second  fiscal   quarter   production  is  also  running  below
expectations due to a delay in completions by other operators in which Synergy has a non-operated working interest. These new wells were estimated to contribute between 200-300 BOED net to Synergy's production for the quarter and now are scheduled for initial production to begin in late February or early
March.  If  current  midstream   conditions  and  delays  in  non-operated  well
completions persist, the Company anticipates its fiscal 2Q average daily production will range between 7,000 and 7,300 BOE.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.